                                                           Exibit 99-1




Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com



For Immediate Release


                       OHIO CASUALTY CORPORATION REPORTS
                      FINANCIAL RESULTS FOR THIRD QUARTER


FAIRFIELD, OHIO, October 25, 2005  --- Ohio Casualty Corporation
(NASDAQ:OCAS) today announced the following results for its third quarter ended September 30, 2005, compared with the same period of the prior year:

   - Net income of $55.5 million, or $0.85 per diluted share, versus $19.6 million, or $0.30 per diluted share;
   - All Lines combined ratio (GAAP) of 99.5%, a 0.8 point improvement; and
   - Operating income (A) of $32.7 million versus $22.4 million, a $10.3 million or 46.0% increase.

Results for the nine months ended September 30, 2005, compared with the same period of the prior year:

   - Net income of $135.4 million, or $2.02 per diluted share, versus $71.5 million, or $1.07 per diluted share;
   - All Lines combined ratio (GAAP) of 96.9%, a 4.2 point improvement; and
   - Operating income (A) of $103.6 million versus $71.4 million, a $32.2 million or 45.1% increase.

President and Chief Executive Officer Dan Carmichael commented, "It's remarkable that in a quarter in which our country experienced the worst ever natural catastrophe our agents and staff produced another positive underwriting result; it was the twelfth quarter in a row of operating
profitability.   I'm also pleased that we were able to promptly serve our
policyholders and independent agents who were affected by the Gulf Coast storms. As we previously announced, our net catastrophe losses for the current quarter were approximately $11.6 million on an after tax basis, with approximately $9.8 million related to damage incurred from Hurricane Rita and $1.4 million from Hurricane Katrina. The total catastrophe loss impact added 4.9 points to the combined ratio for the current quarter. When these catastrophe results are viewed relative to the industry results for these same storms, it is evidence that our disciplined underwriting and risk management approach is clearly paying off in enhanced profitability. We will continue to focus on improving our already strong profitability through our pricing strategies, our disciplined underwriting standards, and a continuing effort to manage expenses."

The major components of net income are summarized in the table below:

                                           Three Months             Nine Months
Summary Income Statement                   Ended Sept 30           Ended Sept 30
($ in millions, except share data)        2005        2004        2005        2004
----------------------------------        ----        ----        ----        ----
Premiums and finance charges
  earned                                $362.5      $356.5    $1,090.3    $1,084.8
Investment income less expenses           51.4        44.9       148.4       144.0
Investment gains/(losses)
  realized, net                           22.4        (4.3)       36.2         2.6
                                        -------------------   ---------------------
    Total revenues                      $436.3      $397.1    $1,274.9    $1,231.4

Losses and benefits for
  policyholders                         $204.5      $205.5    $  587.3    $  603.8
Loss adjustment expenses                  42.5        38.2       125.8       116.6
Underwriting expenses                    113.3       113.6       343.0       376.0
Corporate and other expenses               9.6        12.7        43.0        31.0
                                        -------------------   ---------------------
    Total expenses                      $369.9      $370.0    $1,099.1    $1,127.4

Income tax expense/(benefit):
 On investment gains/(losses)
   realized                              $(0.4)      $(1.5)     $  4.4       $ 0.9
 On all other income                      11.3         9.0        36.0        30.0
                                        -------------------   ---------------------
    Total income tax expense             $10.9       $ 7.5      $ 40.4       $30.9

Cumulative effect of an
 accounting change                       $  -        $  -       $   -        $(1.6)

                                        -------------------   ---------------------

Net income                               $55.5       $19.6      $135.4       $71.5
                                        ===================   =====================

Average shares outstanding
  - diluted                         65,656,774  71,678,727  68,012,120  71,360,958
Net income, per share - diluted          $0.85       $0.30       $2.02       $1.07


Results for the third quarter included $3.1 million of unfavorable development in loss and loss adjustment expense reserves for prior accident years, compared with favorable development of $3.1 million in the third quarter of 2004.

In connection with the adoption of Emerging Issues Task Force ("EITF") Consensus 04-8 "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" in the fourth quarter 2004, average shares outstanding-diluted and net income per share-diluted were restated for the three and nine months ended September 30, 2004. The restatement lowered net income per share-diluted by $0.01 and $0.07, respectively, for the three and nine months ended September 30, 2004.

Consolidated before-tax net investment income increased $6.5 million in the quarter as a result of continued growth in our investment portfolio, as the insurance operations continue to generate positive cash flows. In addition, we recognized $2.5 million of interest income related to federal income tax settlements with the Internal Revenue Service, which were finalized in the third quarter of 2005. These increases were somewhat offset by lower before-tax investment yields in 2005 and our strategy to invest more in tax-exempt securities. On an after-tax basis, investment income increased $5.1 million in the quarter, which further reflects the benefits of our investment in tax-exempt securities.

During the third quarter of 2005, settlements with the Internal Revenue Service for tax years 1996 through 2001 were favorably concluded. The result of these settlements was an increase to net income for the quarter and nine months ended September 30, 2005 of $16.8 million ($0.26 per share for the quarter and $0.25 per share for the nine-months). The effect on operating income, which excludes that portion of the settlement applicable to taxes on realized capital gains and losses, was an increase of $6.1 million, or $0.09 per share for both the third quarter and nine months ended September 30, 2005. The above-referenced items had the effect of lowering the overall effective income tax rate for the nine months ended September 30, 2005 by 6.6 points.

Book value per share increased $0.93, or 4.5% to $21.75 at September 30, 2005, compared to $20.82 at December 31, 2004.

On August 18, 2005, the Board of Directors approved a share repuchase program of up to four million shares of the Corporation's common stock. During the third quarter, the Corporation has repurchased 570,115 shares at an average cost of $25.61. For the period October 1, 2005 through October 24, 2005, the Corporation has repurchased an additional 618,270 shares of its common stock at an average price per share of $25.95. Total authorized shares remaining under the program are 2,811,615.

For a more detailed discussion of the financial condition and the results of operations at September 30, 2005 and for the three and nine month periods then ended, please see the Quarterly Report on Form 10-Q for this period, filed with the Securities and Exchange Commission (SEC).

Supplemental financial information for the third quarter and nine months ended September 30, 2005, including certain financial measures, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the SEC. A discussion of the differences between statutory accounting principles and accounting principles generally accepted in the United States is included in Item 15 of the Ohio Casualty Corporation's Form 10-K for the year ended December 31, 2004.

Investors are advised to read the safe harbor statement at the end of this release.

Conference Call
Ohio Casualty Corporation will conduct a teleconference call to discuss information included in this news release and related matters at 10:00 a.m. EDT on Wednesday, October 26, 2005. The call is being webcast by Vcall and can be accessed directly through Ohio Casualty Corporation's website www.ocas.com and Vcall's Investor Calendar website www.investorcalendar.com. The webcast will be available for replay through January 26, 2006. To listen to call playback by telephone, dial 1-800-252-6030, then enter ID code 44695260. Call playback begins at 5 p.m. EDT on October 26, 2005 and extends through midnight on October 28, 2005.


Quiet Period
Ohio Casualty Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the fourth quarter will start January 1, 2006 extending through the time of the earnings conference call, tentatively scheduled for February 2, 2006.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 47th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2005). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of September 30, 2005.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The operations, performance and development of the Consolidated Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Consolidated Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in Ohio Casualty Corporation's reports filed with the Securities and Exchange Commission or in subsequent press releases.

(A) Reconciliation of Non-GAAP Financial Measures to GAAP Financial
Measures

Reconciliation of Net Income to Operating Income
Management of the Consolidated Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Accordingly, management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income, both in dollar amounts and per share amounts, are reconciled to net income and net income per share in the table below:

                                      Three Months         Nine Months
                                     Ended Sept 30        Ended Sept 30
($ in millions)                     2005       2004      2005       2004
---------------                     ----       ----      ----       ----
Operating income                   $32.7      $22.4    $103.6     $ 71.4
After-tax net realized
  gains/(losses)                    22.8       (2.8)     31.8        1.7
Cumulative effect of accounting
  change                               -          -         -       (1.6)
                                   -----      -----    ------     ------
Net income                         $55.5      $19.6    $135.4     $ 71.5
                                   =====      =====    ======     ======

Operating income
  per share - diluted              $0.50      $0.34     $1.55     $ 1.07
After-tax net realized
  gains/(losses) per
  share-diluted                     0.35      (0.04)     0.47       0.02
Cumulative effect of accounting
  change per share-diluted             -          -         -      (0.02)
                                   -----      -----     -----     ------
Net income per share - diluted     $0.85      $0.30     $2.02     $ 1.07
                                   =====      =====     =====     ======

As noted above, results for the third quarter and nine months ended September 30, 2005, include the effect of settlements with the Internal Revenue Service related to tax years 1996 through 2001. The settlements increased net income by $16.8 million ($0.26 per share for the third quarter, $0.25 per share for the nine months), and operating income by $6.1 million, or $0.09 per share for quarter and nine months.

Also, as mentioned previously, in connection with the adoption of EITF 04-8 in the fourth quarter 2004, the Consolidated Corporation was required to restate per-share amounts for the three months and nine months ended September 30, 2004. The restatement lowered net income per share-diluted, by $0.01 and $0.07 for the three and nine months ended September 30, 2004, respectively.

Reconciliation of Net Income Return on Equity to Operating Income Return on Equity
Operating income return on equity is a ratio management calculates using non-GAAP financial measures. It is calculated by dividing the annualized consolidated operating income (see calculation below) for the most recent quarter by the adjusted average shareholders' equity for the quarter using a simple average of beginning and ending balances for the quarter, excluding from equity after-tax unrealized investment gains and losses. This ratio provides management with an additional measure to evaluate the results excluding the unrealized changes in the valuation of the investment portfolio that can fluctuate between periods. The following table reconciles operating income return on equity to net income return on equity, the most directly comparable GAAP measure:

                                          Three Months         Nine Months
                                          Ended Sept 30       Ended Sept 30
($ in millions)                           2005      2004       2005       2004
---------------                           ----      ----       ----       ----
Net income                           $    55.5  $   19.6   $  135.4   $   71.5

Average shareholders' equity          1,401.6    1,218.0    1,343.8    1,200.9
Return on equity based on
 annualized net income                   15.8%       6.4%      13.4%       7.9%
                                         =====       ====      =====       ====


Operating income                     $   32.7   $   22.4    $  103.6$     71.4
Adjusted average shareholders'
  equity                              1,149.4      949.1     1,089.3     912.2
Return on equity based on
 annualized operating income             11.4%       9.4%       12.7%     10.4%
                                         =====       ====       =====     =====


Average shareholders' equity         $1,401.6   $1,218.0    $1,343.8  $1,200.9
Average unrealized gains                252.2      268.9       254.5     288.7
Adjusted average shareholders'
 equity                              $1,149.4   $  949.1    $1,089.3  $  912.2

                                     ========   ========    ========  ========